Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectus and statement of additional information of Fidelity Arizona Municipal Money Market Fund, Fidelity Municipal Money Market Fund, and Spartan Municipal Money Fund filed as part of this Post-Effective Amendment No. 28 to the Registration Statement (File Nos. 033-43757 and 811-06452) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A (File Nos. 033-43757 and 811-06452).

/s/Shearman & Sterling LLP
Shearman & Sterling LLP

New York, NY

October 28, 2004